As filed with the Securities and Exchange Commission on December 28, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

(Exact name of registrant as specified in its charter)

Nevada	1040	65-0955118
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1200 American Flat Road

Virginia City, NV 89440

(775) 847-5272

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Corrado De Gasperis

Chief Executive Officer

1200 American Flat Road
Virginia City, NV 89440
(775) 847-5272

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

__________________

Copies to:

M. Ridgway Barker, Esq.

Kelley Drye & Warren LLP
400 Atlantic Street, 13th Floor
Stamford, CT 06901

(203) 351-8032

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company ” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.000666 per share, for sale by selling stockholders	31,122,873 Shares	$2.265 (1)	$70,493,307 (1)	$9,615.29 (1)
(1)	Proposed maximum offering price of shares of common stock to be sold by selling stockholders is based upon the market value of shares of common stock of Comstock Mining Inc. in accordance with Rule 457(c) under the Securities Act of 1933, as amended, calculated as the average of the high and low price as of December 24, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED DECEMBER 28, 2012

31,122,873 Shares of Common Stock

This prospectus may be used by selling stockholders and their subsequent transferees, pledgees, donees and successors (the “sellers”) for the offer and sale of up to 31,122,873 shares of our common stock, par value $0.00666 per share (the “Common Stock”), that are either presently outstanding or that are issuable upon the conversion of shares of our Series A-1 Convertible Preferred Stock that are presently outstanding.

The shares offered hereby may be sold from time to time by one or more of the sellers. No seller is required to offer or sell any shares, pursuant to this prospectus or otherwise. The sellers anticipate that, if and when offered and sold, the shares will be offered and sold in transactions effected on NYSE MKT LLC, or NYSE MKT, at then prevailing market prices. The sellers have the right, however, to offer and sell the shares on any other national securities exchange on which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated.

We will not receive any proceeds from the sale of shares by the sellers. All proceeds from sales of shares by sellers will be paid directly to the sellers and will not be deposited in an escrow, trust or other similar arrangement. We will bear all of the expenses in connection with the registration of the shares offered hereby, including legal and accounting fees.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

The Common Stock is listed on the NYSE MKT under the symbol “LODE.”

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 8, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is                 , 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, the sellers may, from time to time, offer and sell shares of our Common Stock pursuant to this prospectus. This prospectus provides you with a general description of the securities the sellers may offer.

You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you must rely on the information in the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Mining Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Mining Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.

1

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstockmining.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 30, 2012 (the “2011 Form 10-K”);

(b) Our quarterly report on Form 10-Q for the period ended March 31, 2012, filed with the Commission on May 15, 2012 (the “First Quarter Form 10-Q”);

(c) Our quarterly report on Form 10-Q for the period ended June 30, 2012, filed with the Commission on August 14, 2012, as amended on Form 10-Q/A filed on September 14, 2012 (the “Second Quarter Form 10-Q”);

(d) Our quarterly report on Form 10-Q for the period ended September 30, 2012, filed with the Commission on November 13, 2012 (the “Third Quarter Form 10-Q”);

(e) Our current report filed with the Commission on February 10, 2012;

(f) Our current report filed with the Commission on February 22, 2012;

(g) Our current report on Form 8-K, filed with the Commission on April 4, 2012;

(h) Our current report on Form 8-K, filed with the Commission on June 20, 2012;

(i) Our current report on Form 8-K, filed with the Commission on July 30, 2012;

(j) Our current report on Form 8-K, filed with the Commission on November 5, 2012;

(k) Our current report on Form 8-K, filed with the Commission on November 19, 2012;

2

(l) Our current report on Form 8-K, filed with the Commission on December 14, 2012;

(m) Our proxy statement on Schedule 14A, filed with the Commission on May 3, 2012; and

(n) The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Mining Inc.

P.O. Box 1118

Virginia City, Nevada 89440

Attention: Investor Relations

Telephone: (775) 847-5272

3

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2011 Form 10-K, the First Quarter Form 10-Q, the Second Quarter 10-Q, the Third Quarter 10-Q and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company

The Company is a Nevada-based, gold and silver mining company with extensive, contiguous property in the historic Comstock and Silver City mining districts (collectively, the “Comstock District”). The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City. The Company began acquiring properties and developing projects in the Comstock District in 2003. Since then, the Company has consolidated a substantial portion of the Comstock District, secured permits, built an infrastructure and brought exploration projects into production.

The goal of our strategic plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (probable and proven) of at least 3,250,000 gold equivalent ounces in 2013, and commence commercial mining and processing operations with annual production rates of approximately 20,000 gold equivalent ounces.

Because of the Comstock District’s historical significance, the geology is well known and has been extensively studied by the Company, our advisors and many independent researchers. We have amassed a large library of historical and current data and detailed surface mapping of Comstock District properties. We use such data in conjunction with our drilling programs to expand our understanding of the Comstock District’s structural geology as well as its broader geological footprint.

The Company has 1,357 reverse circulation drilling (“RC”) and core holes, representing over 410,500 feet of drill data in the Lucerne Resource Area. This data has furthered our knowledge of the Lucerne’s mineralization and provided the information used to develop the mine plan for commencing production on the west side of the Lucerne. We also have 323 RC and core holes, representing over 59,000 feet of drill data in our Dayton Resource Area. In our exploration and development campaigns, all drilling, surface and down-hole surveying, hole abandonment, geologic logging, sampling, and assays were performed to industry-recognized standards.

Our Lucerne Resource Area is located in Storey County, Nevada, approximately three miles south of Virginia City and 30 miles southeast of Reno. Our Dayton Resource Area, the proposed site for our second commercial mining activities, is located in Lyon County, Nevada, approximately six miles south of Virginia City. Access to the properties is by State Route 342, a paved highway.

We continue acquiring additional properties in the Comstock District, expanding our footprint and creating opportunities for exploration and mining. The Company now owns or controls approximately 5,869 acres of mining claims in the Comstock District. The acreage is comprised of 1,336 acres of patented claims (private lands) and surface parcels (private lands) and 4,533 acres of unpatented mining claims, which the Bureau of Land Management (“BLM”) administers.

Strategic Plan

In April 2010, the Board approved a strategic plan designed to restructure and recapitalize the Company, accelerate mine development and production and continue exploration. Since then, we have accomplished all of the key milestones contemplated by the strategic plan within the time frame contemplated to date, including:

•	operational and management restructuring, including the appointment of a new chief executive officer, chief accounting officer, controller, vice president of strategic resource planning, vice president of operations, metallurgical process manager, senior mine planner and director of environmental and regulatory management;

4

•	the 200:1 reverse stock split of all common shares outstanding;

•	the acquisition of ownership or control of more than 1,800 acres, leading to substantial increases in the Company’s measured, indicated and inferred resources;

•	balance sheet restructuring, including the exchange of approximately $29.4 million of secured convertible indebtedness for convertible preferred equity;

•	an equity capital raise of approximately $35.75 million through the issuance of convertible preferred equity;

•	listing of the Company’s Common Stock on the NYSE MKT; and

•	obtaining key required permits for exploration drilling and production purposes.

As part of the strategic plan, the Company has scheduled the exploration and development drilling intended to validate mine design and identify qualified resources and reserves with three intermediate objectives of validating measured and indicated resources containing 1,000,000 gold equivalent ounces, 1,500,000 gold equivalent ounces, and 2,000,000 gold equivalent ounces, respectively, and the long term planned objective of 3,250,000 gold equivalent ounces to be achieved in 2013, with an annual run rate of at least 20,000 gold equivalent ounces with respect to the Company’s existing exploration targets. The Company has already met the first two intermediate exploration objectives. The Company commenced the start of production operations in September 2012. See “Recent Developments — Production” below.

Related Party Transactions

Northern Comstock LLC

On October 20, 2010, the Company entered into an operating agreement to form Northern Comstock LLC (“Northern Comstock”) with Mr. Winfield, a shareholder of the Company, and an entity controlled by Mr. Winfield, DWC Resources, Inc. (“DWC”). As part of the operating agreement, the Company obtained the exclusive rights of production and exploration on certain property formerly owned by DWC in Storey County, Nevada and two parcels leased by Mr. John Winfield in Storey County, Nevada from the Sutro Tunnel Company and Virginia City Ventures.

As part of the operating agreement, the Company obtained the exclusive rights of production and exploration on certain parcels in Storey County, Nevada. The terms of the operating agreement provide that on each anniversary of the operating agreement, up to and including the thirty-ninth (39th) anniversary, the Company will make contributions in the amount of $862,500, in the form of Series A-1 Convertible Preferred Stock or cash upon request of Northern Comstock. If an event of default occurs under the operating agreement, the additional capital contributions could be accelerated and the entire unpaid amount of the Company’s capital contribution, up to the aggregate 34,500 shares of Series A-1 Convertible Preferred Stock (approximately 53 million shares of Common Stock as converted), could become issuable immediately. The Company has made the first three capital contributions and therefore there are capital contributions of 31,912.5 shares of Series A-1 Convertible Preferred Stock (approximately 49.0 million shares of Common Stock as converted) remaining as of October 31, 2012. The operating agreement further requires the Company to make certain capital expenditures of not less than $750,000 over five years with respect to each parcel.

Mineral production from the DWC-contributed property is subject to a royalty on a sliding scale to DWC. At gold prices over $750 per ounce, production of the first 500,000 ounces is subject to a 3% net smelter royalty. Production over 500,000 ounces is subject to a 6% net smelter royalty.

5

Mineral production on the Sutro property is subject to a royalty on a sliding scale to John Winfield. At gold prices over $250 per ounce, production of the first 500,000 ounces is subject to a 1% net smelter royalty. Production over 500,000 ounces is subject to a 2% net smelter royalty.

Under the terms of the operating agreement, all operating activities from the minerals or finished products produced from the parcel are conducted by the Company and recognized in the Company’s consolidated financial statements. The Company has no right to receive periodic or liquidating distributions related to any amounts contributed to Northern Comstock. The payments to Northern Comstock do not result in the acquisition of any equity interest in Northern Comstock as there is no entitlement to receive future distributions or changes in the fair value of the net assets of Northern Comstock.

Tax Indemnification

On October 20, 2010, the Company exchanged senior secured convertible and senior indebtedness owed to Mr. Winfield and certain entities affiliated with Mr. Winfield (the “Winfield Group”) for shares of Series A-1 Convertible Preferred Stock. As part of the exchange, the Company agreed to indemnify the Winfield Group for any amounts as part of the exchange that are determined to be taxable as ordinary income to each member of the Winfield Group. Such indemnified amounts would include (i) any federal, state and local income tax, penalties and interest such member is actually obligated to pay out-of-pocket as a result of such determination, after taking into account (a) all increases in federal, state and local income taxes actually payable as a result of the receipt of any such indemnity payment and (b) the deduction to which such member would be entitled for federal income tax purposes for state and local income taxes paid. The Company may at its option, pay the indemnity amount either in cash or in a number of common shares equal to the indemnity amount divided by the average of the volume weighted average closing prices of common shares for the five consecutive trading days ending on the trading day that is immediately prior to the date of such payment. As of September 30, 2012, the Company has recorded a liability of $3,985,664 for this tax indemnification at the amount that is probable of being indemnified by the Company.

Recent Developments

Production

Our strategic plan called for a return to mine production during the third quarter of 2012. During the second quarter of 2012, we completed the expansion of the heap leach pad from its three existing cells to five cells. We also received and installed the new Merrill Crowe facility. We installed the crushing facility, including the jaw and cone crusher, the super stacker, conveyors and related components on site.

We have hired essentially all of our planned mine and processing staff. This includes the mining operations, crushing plant, Merrill Crowe facility, laboratory, and metallurgical process staff. With the additions of these staff, we are able to run our full mining operations.

In the third quarter of 2012, we commissioned the crushing and Merrill Crowe facilities, including successful calibration and testing of the facility’s equipment. We commenced the haulage of mineralized material from the mine to the crushing facility, and crushing and stacking material. Once material was stacked, we commenced processing and poured doré beginning in late September 2012.

Through October 31, 2012, the Company shipped 1,258 ounces of gold and 14,802 ounces of silver. In addition, the Company delivered 28 ounces of gold and 292 ounces of silver to the Northwest Territorial Mint, In Dayton, Nevada, to facilitate the minting of the commemorative bar celebrating the first pour. The combined sale of metal (received payments and payments due on gold and silver sold) was in excess of $2.5 million.

Through October 31, 2012, the Company has crushed over 175,000 dry tons of mineralized material. Material placed on the heap leach pad after crushing remains under solution for as long as the pad is utilized. Throughout this period, the recovery of gold and silver continues, but the most effective economic recovery of gold and silver takes between 45 to 60 days to complete. The recovery of gold and silver from the first month represents only a portion of the expected recovery. Once initiated, the Merrill-Crowe process is continuous. Likewise, the heap is continuously expanded as new material is brought from the mine and sent through the crusher. As a result, the amount of gold and silver recovered and shipped for payment always represents only a fraction of the ultimately recovered amount of gold and silver potential in the amount actually on the heap.

6

The Company has completed a financial analysis for the Lucerne mine and anticipates annual operating expenses, including mining, processing, royalties and mine administration costs of approximately $13.3 million per annum, with a production schedule that commences processing at a rate of one million tons per annum. The Company anticipates temporary, higher haulage costs of $2.25 million for the first nine months of operations in 2013, associated with hauling on an alternative route until a new Right of Way permit is issued to us by the BLM. These mining, processing and related costs do not include corporate administration or other general and administrative costs, nor do they include exploration and mine development costs.

Surety Bond

In July 2012, the Company placed a $4.67 million reclamation surety bond, through the Lexon Surety Group with the State of Nevada’s Bureau of Mining Regulation Reclamation. The bond insures for the estimated costs required to safely reclaim the natural environment to the regulatory standards established by the State of Nevada’s Division of Environmental Protection with the purposes of ensuring public safety, protecting the waters of the state, and providing for post mining land use.

Working Capital and Equipment Financings

In July 2012, the Company entered into a Master Loan and Security Agreement and other arrangements with Caterpillar Financial Services Corporation (the “Cat Equipment Facility”) pursuant to which the Company may borrow up to $5 million secured by certain equipment of the Company. On July 30, 2012, the Company borrowed $2 million under the Cat Equipment Facility. The Cat Equipment Facility will bear interest at a rate of 5.85% with a term of 30 months except in the event of a default, including the occurrence of certain liquidity events, the principal balance will bear interest at a rate of the lesser of 18% per annum or the highest applicable rate allowed by law.

In July 2012, the Company also entered into an agreement with Resource Income Fund (“RIF”), with Auramet Trading, LLC (“Auramet”) acting as gold agent, pursuant to which the Company may borrow up to $5 million outstanding at any one time. The Company’s obligations under the agreement are secured by a security interest in all personal property of the Company and its wholly-owned subsidiary Comstock Mining LLC (the “Subsidiary”), and certain real estate owned by the Company within the Company’s starter mine (the “Starter Mine Patents”). The proceeds will be used for working capital and capital expenditures associated with the commencement of production. The proceeds will be repaid through the delivery of 3,720 ounces of gold payable in 12 semi-monthly deliveries of 310 ounces each beginning February 2013 and ending July 2013, or December 2013, if any amounts are redrawn under the agreement. The agreement is non-interest bearing except in the event of a default, in which case the balance would then bear interest at the lesser rate of 15% per annum or the highest applicable rate allowed by law.

The Company also granted to RIF a call option to purchase 5,950 ounces of gold at a strike price of $2,000 per ounce, exercisable on, and expiring on, July 24, 2013. In connection with entry into the agreement, the Company and the Subsidiary have also entered into a purchase and sale agreement with Auramet, and the Company entered into a trading agreement the terms of which will govern all transactions of metals between Auramet and the Company. The Company drew down $5 million under the agreement in July 2012.

Corporate Information

The Company’s executive offices are located at 1200 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstockmining.com. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

7

FORWARD LOOKING STATEMENTS

The information appearing under “Statement Regarding Forward Looking Statements” in the 2011 Form 10-K, the First Quarter Form 10-Q, the Second Quarter 10-Q, the Third Quarter 10-Q, is hereby incorporated by reference.

RISK FACTORS

The information appearing under “Risks Factors” in the 2011 Form 10-K, the First Quarter Form 10-Q, the Second Quarter 10-Q, the Third Quarter 10-Q, is hereby incorporated by reference.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares offered hereby by the sellers.

8

SELLING STOCKHOLDERS

The selling stockholders consist of the persons listed below and their subsequent transferees, pledgees, donees and successors. The sellers may from time to time offer and sell shares of our Common Stock pursuant to this prospectus or any applicable prospectus supplement. The selling stockholders are affiliates of the Company. Mr. John V. Winfield was elected as a director of the Company on June 23, 2011. Mr. Winfield is deemed to be the beneficial owner of the shares held by the other selling stockholders. Mr. Winfield, together with the other selling stockholders, is the Company’s largest investor.

	Before Offering	After Offering
Name	Total Number of Shares Beneficially Owned	Number of Shares Offered (1)	Shares Beneficially Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering (1)(2)
John V. Winfield(3)	38,664,217	10,798,863	7,541,344	9.0%
The InterGroup Corporation(3)	11,112,221	10,095,269	1,016,952	1.7%
Portsmouth Square, Inc. (3)	7,559,740	6,773,610	786,130	1.4%
Santa Fe Financial Corporation(3)	3,854,607	3,455,131	399,476	0.8%

(1)	Assumes all shares registered hereby are sold.

(2)	Applicable percentage of ownership is based on 48,466,267 shares of Common Stock outstanding as of December 28, 2012, together with all applicable options, warrants and other securities convertible into shares of our Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares. Shares of our Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after December 28, 2012 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of Common Stock shown.

(3)	Mr. Winfield is the President, Chief Executive Officer and Chairman of the Board of The InterGroup Corporation (“InterGroup”), Santa Fe Financial Corporation (“Santa Fe”) and Portsmouth Square, Inc. (“Portsmouth”) and may be deemed to share voting and dispositive power over shares of the Company’s securities owned by each of InterGroup, Santa Fe and Portsmouth. Mr. Winfield has sole voting power over shares of the Company’s securities held by Northern Comstock LLC (“Northern Comstock”). The 38,664,217 shares of the Company’s Common Stock beneficially owned by Mr. Winfield includes (i) 1,008,477 shares of Common Stock held directly by Mr. Winfield, (ii) 287,500 shares of Common Stock issuable upon exercise of vested warrants held directly by Mr. Winfield, (iii) 10,798,863 shares of Common Stock issuable upon conversion of currently convertible shares of Series A-1 Convertible Preferred Stock held directly by Mr. Winfield, (iv) 901,952 shares of Common Stock held by InterGroup, (v) 10,095,269 shares of Common Stock issuable upon conversion of currently convertible shares of Series A-1 Convertible Preferred Stock held by InterGroup, (vi) 115,000 shares of Common Stock issuable upon exercise of vested warrants held by InterGroup, (vii) 671,130 shares of Common Stock held by Portsmouth, (viii) 6,773,610 shares of Common Stock issuable upon conversion of currently convertible shares of Series A-1 Convertible Preferred Stock held by Portsmouth, (ix) 115,000 shares of Common Stock issuable upon exercise of vested warrants held by Portsmouth, (x) 341,976 shares of Common Stock held by Santa Fe, (xi) 3,455,131 shares of Common Stock issuable upon conversion of currently convertible shares of Series A-1 Convertible Preferred Stock held by Santa Fe, (xii) 57,500 shares of Common Stock issuable upon exercise of vested warrants held by Santa Fe (xiii) 68,155 shares of Common Stock held by Northern Comstock and (xiv) 3,974,654 shares of Common Stock issuable upon conversion of currently convertible shares of Series A-1 Convertible Preferred Stock held by Northern Comstock. The holders of Series A-1 Convertible Preferred Stock are entitled to vote with the holders of Common Stock as a single class on all matters submitted to the vote of the Common Stock (on an as-converted basis); provided that each share of the Series A-1 Convertible Preferred Stock held by affiliates of Mr. Winfield is entitled to five times the number of votes per share of Common Stock to which it would otherwise be entitled. Mr. Winfield is therefore entitled to 178,479,324 votes on matters submitted to the vote of the Common Stock or approximately 71.3% of votes entitled to be cast on matters submitted to the vote of the Common Stock.

9

DESCRIPTION OF COMMON STOCK

The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference. The Company currently has 48,466,267 shares of Common Stock issued and outstanding.

PLAN OF DISTRIBUTION

Each seller may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of Common Stock are sold through underwriters or broker-dealers, the sellers will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. A seller may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the sellers to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;

10

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The sellers may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the sellers may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the sellers (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the rules of the Trading Market or other stock exchange on which the Common Stock is traded.

In connection with the sale of the Common Stock or interests therein, the sellers may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The sellers may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The sellers may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The sellers may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The sellers and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the sellers against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the sellers without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the sellers will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the sellers or any other person. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required as determined by the Company in its sole discretion, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the sellers and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. We will make copies of this prospectus available to the sellers and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale unless exempted from the prospectus delivery requirement.

11

The sellers may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of sellers to include the pledgee, transferee or other successors in interest as sellers under this prospectus. The sellers also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that any sellers will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the sellers of the shares of Common Stock. We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a sellers will pay all underwriting discounts and selling commissions, if any.

VALIDITY OF THE SECURITIES

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano Wilson LLP. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

12

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the Commission registration fee, are estimated.

Commission registration fee	$9,615
Accounting fees and expenses	$10,000
Legal fees and expenses	$12,500
Printing and miscellaneous expenses	$750
Total	$32,865

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer. We indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees actually or reasonably incurred by him. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as an officer or director. We may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Nevada Law

Pursuant to the provisions of Nevada Revised Statutes 78.751, we shall indemnify any director, officer and employee as follows: every director, officer, or employee of ours shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of us or is or was serving at our request as a director, officer, employee or agent of us, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board approves such settlement and reimbursement as being for our best interests. We shall provide to any person who is or was a director, officer, employee or agent of us or is or was serving at our request as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

II-1

Item 16. Exhibits

(a) The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number	Description of Exhibit

5.1	Opinion of McDonald Carano Wilson LLP regarding the validity of the securities registered hereunder.

23.1	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney of Directors and Certain Officers of the Registrant (included on the signature page hereof).

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-2

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

II-3

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Virginia City, Nevada, on December 28, 2012.

COMSTOCK MINING INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis
Chief Executive Officer
(Principal Executive Officer
and Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Corrado De Gasperis as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ John V. Winfield
John V. Winfield	Chairman of the Board of Directors	December 28, 2012

/s/ Corrado De Gasperis
Corrado De Gasperis	President, Chief Executive Officer and Director	December 28, 2012
(Principal Executive Officer and Principal Financial Officer)
/s/ Daniel Kappes
Daniel Kappes	Director	December 28, 2012

/s/ William Nance
William Nance	Director	December 28, 2012

/s/ Robert Reseigh
Robert Reseigh	Director	December 28, 2012

/s/ Mark Jewett
Mark Jewett	Chief Accounting Officer (Principal Accounting Officer)	December 28, 2012

II-1

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of McDonald Carano Wilson LLP regarding the validity of the securities registered hereunder.

23.1	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney of Directors and Certain Officers of the Registrant (included on the signature page hereof).